MERRILL LYNCH EQUITY DIVIDEND FUND

FILE # 811-5178

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
3/23/2006	Tim Hortons	137,600	29,000,000	Goldman Sachs RBC Capital Markets JPMorgan Scotia Capital Bear, Sterns & co. Inc CIBC World Markets Cowen & Company Hariss Nesbit Lazard Capital Markets Merrill Lynch & Co. TD Securities LLC